                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           DELTIC TIMBER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO]
                           DELTIC TIMBER CORPORATION

                           NOTICE OF ANNUAL MEETING
                               _________________

To the Stockholders of
Deltic Timber Corporation:

     The Annual Meeting of Stockholders of Deltic Timber Corporation ("Deltic" or "the Company") will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 26, 2001 at 10:00 a.m., Central Daylight Time, for the following purposes:

          Item 1: To elect three Class II directors to hold office for a three-year term;

          Item 2: To express approval or disapproval of the action of the Board of Directors in appointing KPMG LLP as the Company's independent auditors for 2001.

          To transact such other business as may properly come before the meeting and any adjournment thereof.

     Holders of record of Deltic common stock at the close of business on March 9, 2001 will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting.

                                    By Order of the Board of Directors,



                                    W. Bayless Rowe
                                    Secretary

El Dorado, Arkansas
March 22, 2001

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           DELTIC TIMBER CORPORATION

                                 P.O. Box 7200
                        El Dorado, Arkansas 71731-7200
                             ____________________

                                PROXY STATEMENT
                             ____________________

                                    GENERAL

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation ("Deltic" or "the Company") for the Annual Meeting of Stockholders to be held on April 26, 2001, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 9, 2001 (the "Record Date") are entitled to notice of, and to vote at, the meeting. There were 11,910,323 shares of Deltic common stock outstanding and entitled to vote on March 9, 2001. This amount does not include 878,556 shares of treasury stock. Each share of outstanding Deltic common stock is entitled to one vote on each matter properly brought before the meeting.

     Commencing approximately on March 23, 2001, the Company is mailing its annual report for the year ended December 31, 2000, together with this proxy statement and the enclosed proxy card to holders of Deltic common stock on the Record Date. A copy of the Company's Form 10-K for 2000 as filed with the Securities and Exchange Commission ("SEC") may be obtained by writing the Controller of the Company at the address provided above.


                               VOTING OF PROXIES

     Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

     When the enclosed proxy card is properly signed, dated, and returned, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate spaces on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Deltic common stock will be voted as recommended by the Board of Directors: "FOR" the election of the three nominees for director named in the proxy card, and "FOR" the ratification of the selection of KPMG LLP as the Company's independent auditors for 2001. Abstentions marked on the proxy card are voted "against" the proposals but are counted in determination of a quorum.

     You may revoke your proxy at any time before it is voted at the meeting by
(a) executing a later-dated proxy, (b) voting by ballot at the meeting, or (c) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

                                      (1)

                  VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

     If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan, the trustees of such plan will vote the number of shares allocated to your account pursuant to the instructions you provide. Please sign and return the instruction card to your trustee promptly.

                                VOTES REQUIRED

     The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic common stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker "no-votes" are counted as present for purposes of determining a quorum. A broker "no-vote" occurs when a nominee holding shares of Deltic common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors' proposals (Items 1 and 2). Any shares voted with an abstention have the same effect as a vote against the abstained proposal(s). Broker "no-votes" have no effect on the outcome of the vote.

                            SOLICITATION OF PROXIES

     Solicitation of proxies may be made by directors, officers or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange ("NYSE"), the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic common stock.

             PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Under the Company's Amended and Restated Bylaws ("Bylaws"), nominations for director may be made only by the Board of Directors (or a committee of the Board), or by a stockholder entitled to vote who has delivered notice to the Company not less than ninety (90) days before the anniversary of the preceding year's annual meeting.

     The Bylaws also provide that except for stockholder proposals submitted in a timely manner for annual stockholders' meetings, no business may be brought before any stockholders' meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his notice, maintains his stock ownership so that he is entitled to vote at the annual stockholders' meeting, and adheres to the Bylaws' procedures and requirements, shall be entitled to present business for consideration at such meeting. In order to present business for consideration at an annual stockholders' meeting, a stockholder must submit a notice which sets

                                      (2)
forth a description of the nature of the business to be considered, the stockholder's name and address as it appears in the records of the Company, the number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company's Secretary at the principal executive office of the Company at least ninety days prior to the anniversary of the preceding annual meeting. These requirements are separate and apart from, and in addition to the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC rules.

     A copy of the full text of the Company's Amended and Restated Bylaws may be obtained upon written request to the Secretary at the address provided above.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Stockholder proposals intended to be presented at Deltic's 2002 Annual Meeting of Stockholders must be received by Deltic's Secretary no later than January 28, 2002. Such proposals must meet the requirements set forth in the Company's Bylaws as well as in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 2002 proxy materials.

                        ELECTION OF CLASS II DIRECTORS
                            (ITEM 1 ON PROXY CARD)

     The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class II or, if applicable, their predecessors were elected at the 1998 annual meeting to serve for a term expiring at the Company's annual meeting in the year 2001 and will stand for reelection at this year's meeting. The directors in Class III were elected at the 1999 annual meeting to serve for a term expiring at the Company's annual meeting in the year 2002. The directors in Class I were elected at the 2000 annual meeting to serve for a term expiring at the Company's annual meeting of stockholders in the year 2003.

     The Company was incorporated in Delaware on September 4, 1996 in anticipation of the spin off by Murphy Oil Corporation ("Murphy") of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation ("Deltic Farm & Timber"). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company. From the date of its incorporation until December 17, 1996, the Board of Directors of the Company consisted of three employees of Murphy, Messrs. Walter K. Compton, Clefton D. Vaughan and W. Bayless Rowe. (The latter two individuals became employees of Deltic effective January 1, 1997.) Effective on December 17, 1996, Murphy, acting as Deltic's sole stockholder, elected nine new directors, including Chairman Robert C. Nolan, to Deltic's board.

     Deltic's Board of Directors has proposed the following nominees for election as directors at the 2001 annual meeting:

                                      (3)

                        NOMINEES FOR CLASS II DIRECTORS

          With Terms Expiring at the Annual Meeting in the Year 2004:

                           John C. Shealy
                           R. Hunter Pierson, Jr.
                           J. Thurston Roach

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

     Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend unless the Board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

                      NOMINEES FOR ELECTION AS DIRECTORS

                       Class II -- Terms Expire in 2004

     John C. Shealy, 72, has been a Director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy is also Chairman of American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board's Audit Committee and effective February 15, 2001 was elected to serve as a member of the Board's Executive and Nominating Committee.

     R. Hunter Pierson, Jr., 49, has been a Director since December 16, 1999 when he was elected to fill the vacancy on the Board created by the death of Eric M. Heiner. Following 10 years as a commercial lending officer at a large bank, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development and securities. Mr. Pierson serves as a member of the Board's Audit Committee and Executive Compensation Committee.

     J. Thurston Roach, 59, has been a Director since December 18, 2000 when he was elected to fill a vacancy on the Board created by the resignation of William
L. Rosoff. Since October 2000, Mr. Roach has served as President, Chief Executive Officer and a Director of HaloSource Corporation, a chemtech company based in Seattle, Washington. Previously, he served as Chief Financial Officer and Senior Vice President of Owens Corning and as President of its North American Building Materials Systems Business. Prior to his service with Owens Corning, Mr. Roach served as Vice Chairman of Simpson Investment Company and President of Simpson Timber Company. Mr. Roach has been a director of the Liberty Corporation since 1994. Mr. Roach serves as a member of the Board's Audit Committee and Executive Compensation Committee.

                                      (4)

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUE

                      Class III -- Terms Expiring in 2002

     O.H. Darling, Jr., 72, has been a Director since December 17, 1996. Mr. Darling was Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling serves as a member of the Board's Audit Committee.

     Rev. Christoph Keller, III, 46, has been a Director since December 17, 1996. Rev. Keller has been an Episcopal priest since 1982, and is currently pursuing advanced study in theology. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and one of the managers of Keller Enterprises, L.L.C. Rev. Keller serves as a member of the Board's Audit Committee and Executive Compensation Committee.

     R. Madison Murphy, 43, has been a Director since December 17, 1996. Since October 1994, Mr. Murphy has been Chairman of the Board of Murphy. Prior to such time, Mr. Murphy served as Executive Vice President and Chief Financial and Administrative Officer of Murphy. Mr. Murphy is also a director of BancorpSouth, Inc. Mr. Murphy serves as Chairman of the Board's Executive Compensation Committee and as a member of its Executive and Nominating Committee.

                       Class I -- Terms Expiring in 2003

     Robert C. Nolan, 59, has been the Company's nonemployee Chairman of the Board since December 17, 1996. For the past 29 years, Mr. Nolan has been managing member of Munoco Company, L. C., an Arkansas limited liability company, engaged in the exploration for and production of oil and gas. In addition, Mr. Nolan has over 28 years experience in timberland management. Mr. Nolan is a director of BancorpSouth, Inc. Mr. Nolan is Chairman of the Board's Executive and Nominating Committee, and by virtue of his office serves as an "ex officio" member of all other Committees of the Board, except the Audit Committee.

     Ron L. Pearce, 59, has been President and Chief Executive Officer and a Director of the Company since December 17, 1996. From June 1993, Mr. Pearce was President of Deltic Farm & Timber, which was merged with and into the Company on December 17, 1996. Mr. Pearce is a member of the Board's Executive and Nominating Committee.

     Alex R. Lieblong, 50, has been a Director since December 17, 1996. In June 1997 Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong serves as a member of the Board's Executive and Nominating Committee and Executive Compensation Committee.

                                      (5)

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Keller, Murphy and Nolan are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Keller, Murphy and Nolan. These four nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 27 percent of the outstanding stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownership" on pages 10 through 12 of this Proxy Statement.

     The Company owns undivided interests in numerous tracts of timberland and several tracts of farmland that it operates and manages on behalf of itself and co-owners. In addition, the Company manages under contract timberland and previously managed farmland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Keller and Pierson and members of their respective families (the "families") own certain undivided interests in timberland and farmland managed by the Company. In addition, the families are parties to management contracts with the Company for timberland and farmland which is owned by them or entities of which they are officers, directors, stockholders, trustees and/or partners. The Company's standard terms and conditions are utilized in all arrangements with the families, as well as with other third parties. For timberland, these terms and conditions include an annual per acre fee, cost plus 15 percent for special silvicultural projects and a 5 percent commission from the proceeds of timber sales. For farmland, the principal term and condition is a fee of 25 percent of operating income realized from crop sales. The families own farmland, commonly referred to as the Buckmeadow Plantation, which through the end of 2000, was managed and operated for the families' account by the Company. During 2000, Buckmeadow Plantation paid to the Company $32,140.77 for management fees and overhead reimbursement. Also during 2000, Munoco Company, L. C., an Arkansas limited liability company, for whom Mr. Nolan is managing member, received a distribution of proceeds totaling $97,500 from a farming venture operated and owned 64.79167 percent by the Company. The families own approximately 96 percent of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns approximately 32,000 acres of timberland, a majority of which is managed by the Company. In 2000, Loutre Land and Timber Company paid to Deltic $155,393.58 for management fees, special silvicultural services and timber sales commissions.

                             FARM EXCHANGE PROJECT

     At its meeting held October 21,1999, the Company's Board of Directors decided that the Company should investigate ceasing its agricultural operations if fair value could be received for its agricultural land assets, and such assets could be exchanged for pine timberland in a tax efficient manner. This process was pursued through August 17, 2000, when the Board approved implementation of a project to effect like-kind exchanges of its agricultural lands and also of four tracts of nonstrategic hardwood lands in Deltic's woodlands segment ("relinquished property"). Upon the Board's approval of the project, the Company began accounting for its agricultural business as discontinued operations. Some of the transactions to sell relinquished property were with related parties, and highlights of the project and such transactions are described below:

     Following the Board's decision in October 1999, the Company engaged a national agricultural consulting firm as its advisor/broker and issued a press release and filed a Form 8-K

                                      (6)
announcing its intentions. One of the advisor's first recommendations was to divide the approximately 50,000 gross acres into smaller tracts in order to enhance marketability. This division lead to the creation of 65 different units of varying size and value. Shortly before the Board's next meeting in December 1999, the Company was informed that Charles H. Murphy, Jr. (the "Murphy Group") had a yet unquantified interest in portions of the relinquished property. This expression of interest was communicated to the Board at its meeting and Directors Murphy, Nolan, Keller and Pierson recused themselves from any and all current and future discussions and action relating to potential transactions with the Murphy Group. So that they could better judge any future offer for the relinquished property from any party, including the Murphy group, the other participating Board members directed that two appraisals from qualified independent professional appraisers be obtained for each of the 65 units. Between the Board's December 1999 meeting and its February 2000 meeting, the Company's General Counsel had preliminary discussions with counsel for the Murphy Group to determine the extent of interest by the Murphy Group in the relinquished property and to set forth certain aspects of any potential transaction which were deemed to be critical to the Company. These aspects included creation of a methodology which would produce a fair price and a desire for flexibility regarding the timing of closing of relinquished property sales in order to be able to effect one or more like-kind exchanges within the time constraints of applicable tax code regulations. A few days prior to the Board's meeting scheduled for February 17, 2000, counsel for the Murphy Group indicated to the Company's General Counsel that his clients had quantified its interest to 12 of the 65 units, which comprised approximately 13,000 gross acres, and one hardwood tract which when combined with such agricultural units formed one contiguous block. The Company's General Counsel was also informed that the Murphy Group shared the goal of arriving at a fair price, would be willing to negotiate flexible contract terms and had a possible interest in another adjoining hardwood tract. At the Board's February meeting, the substance of these discussions were reported to the participating directors, and a recommendation was made to exclude the subject twelve tracts from the planned public bid process and to move to more purposeful discussions with the Murphy Group. The participating directors accepted such recommendation, noting that excluding 13,000 acres from the bid sale process could enhance the bids for the remaining acreage.

     After the Board's February 2000 meeting, the Company and its advisor worked to finalize a brochure to advertise the solicitation of sealed bids for one or more of the other 53 units on June 22, 2000. The advisor distributed several hundred copies of the brochure to potentially interested parties. The Company's General Counsel continued his discussions with counsel for the Murphy Group and recommended to the participating directors at their April 27, 2000, meeting a Heads of Agreement that had been agreed subject to the Board's approval. While subject to execution by the parties of definitive agreements, the Heads of Agreement addressed several important aspects of any potential transactions.
The purchaser was identified as the Charles H. Murphy Family Investments Limited Partnership, whose general partner is a limited liability company, or its assigns. Members of such limited liability company include Charles H. Murphy, Jr. and R. Madison Murphy, one of the Company's directors. Each distinct tract of relinquished property would be subject to a separate conditional contract, with the condition that the contracts would lapse unless the Company elected to accept offers on at least 50 percent of the acreage being offered by sealed bid. If the Company accepted offers for at least 50 percent of the other acreage, a market index would be calculated being the ratio that the prices accepted for such other acreage bear to the average of the two appraisals for such acreage. Subject to a low and high side collar, such ratio would be applied to the average of the two appraisals on each of the 12 tracts to determine the price for that tract. Closing on one or more

                                      (7)
of the tracts would be at any time chosen by the Company within three years from the time the condition was removed and upon thirty days notice to the purchaser. Such flexibility was deemed extremely advantageous to the Company given its goal to effect like-kind exchanges and was considered unlikely to be matched by any other potential purchaser. Under the tax code purchases and sales that are to be matched as a tax deferred "like-kind" exchange must occur within certain limited periods of each other. As to the hardwood tract, the condition would not be applicable and a price would be based upon a recent Company timber cruise which determined volume multiplied by the price to be received in a scheduled timber bid sale on one of the other hardwood tracts, plus a negotiated bare land value based from comparable sales data. The participating directors accepted the recommendation and directed the Company's General Counsel to proceed to finalize definitive agreements consistent with the terms of the Heads of Agreement.

     Separate contracts for each of the 12 units and the hardwood tract were executed in June 2000, prior to receipt of the sealed bids for the other 53 units. The Company was very encouraged by the results of the June 22, 2000, sealed bids and determined to proceed to a second bid round restricted to the four highest bidders for each tract. Such second round bids were due July 25, 2000. In the last week of June 2000, the Company had the opportunity to acquire two nice pine tracts within its operating area and determined to effect a like-kind exchange for the tracts using proceeds from the hardwood tract under contract with the Murphy Group. The price for this 1,460 acre tract was $2.26 million, and the Company's cost basis in the property was $285 thousand. In late July, results from the second round of sealed bids were reviewed and contracts covering approximately 80 percent of the acreage were agreed subject to the Board's approval. At its meeting held August 17, 2000, a recommendation was made to accept the contracts resulting from the bid process and to proceed with the project to exit the Company's agricultural business. The market index ratio for the bid process contracts was 102.3 percent of the average of the two appraisals. The full Board approved the recommendation to proceed, and the participating directors approved the market index ratio for application to all related party transactions. Munoco Company, L.C., whose managing member is Robert C. Nolan, owned lands which adjoin on two sides one of the units proposed to be sold pursuant to the sealed bid process, as well as an 8.125 percent undivided interest in such unit. Munoco Company, L.C. offered to purchase such tract at the market index ratio. Such offer was superior to any in hand and was approved by the participating directors. Since some replacement pine timberland property had been located, the Company acted to close with the Murphy Group on its 12 units in late September 2000. These approximately 13,000 gross acres were sold to the Murphy Group for $14.79 million ($14.41 million net to the Company's interest) and had a cost basis of $2.43 million ($2.38 million net to the Company's interest). Contracts were subsequently entered into with the Murphy Group for the second hardwood tract and with Munoco Company, L.C. for the one farm unit. Each of these transactions closed in December 2000. The price for the second hardwood tract was $4.02 million ($2.60 million net to the Company's interest) and had a cost basis of $148.03 thousand ($95.91 thousand net to the Company's interest). Such price was determined based on the factors used in connection with the hardwood tract sold in June, updated to reflect market information obtained from the sale of the two other hardwood tracts to an unrelated timber company. The tract purchased by Munoco Company L.C. was sold for $533.91 thousand ($345.93 thousand net to the Company's interest), and had a cost basis of $78.47 thousand ($50.84 thousand net to the Company's interest).

     One final disclosure relates to the farm exchange project. Over its many years of farm operations, the Company had accumulated various items of farm equipment. The Company has agreed to sell certain items of such equipment to an affiliate of the Murphy Group based upon the

                                      (8)
prices received for comparable equipment at a farm equipment auction held on February 16, 2001, and if there is not comparable equipment, on an appraisal from the auction company. Such prices have not been finalized as of this date but are expected to exceed the threshold amount for reporting related transactions. If they do, they will be reported in the Company's Proxy Statement for next year. The Company expects to complete its farm exchange project during the first quarter of 2001.

                            THE BOARD OF DIRECTORS

     The responsibility and authority for managing the business of the Company rests with its Board of Directors, who are elected by its stockholders. The Board of Directors sets strategic policy, approves business plans and delegates authority to execute its policies and plans to the President and Chief Executive Officer. During 2000, Deltic's Board of Directors held six meetings. Also during the year, the Board's Audit Committee, Executive Compensation Committee and Executive and Nominating Committee held five, one and ten meetings, respectively. All of the Company's Directors attended at least 75 percent of their Board and Committee meetings.

                                  COMMITTEES

     Deltic's Board of Directors has established three principal committees:
the Audit Committee, the Executive Compensation Committee, and the Executive and Nominating Committee. These committees are briefly described as follows:

     The Audit Committee meets regularly with the Company's independent auditors and internal auditor to review the adequacy of the Company's internal controls as well as the scope and reports of audits performed by them. In addition, the committee is the principal agent of the Board of Directors in assuring the adequacy of the Company's financial and accounting reporting control processes. The Audit Committee is also responsible for recommending to the Board of Directors the appointment of the Company's independent auditors. The committee consists of five independent directors and met five times during 2000 and is expected to meet as necessary in 2001. Please see pages 20 and 21 for the Audit Committee's report.

     The Executive Compensation Committee reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. The committee also reviews the performance levels of Deltic's executive officers and determines base salaries and incentive awards for such executive officers and also the compensation of Deltic's nonemployee Chairman. The committee, which consist of five independent, "nonemployee" directors, met once during 2000 and is expected to meet as necessary in 2001. Please see pages 12 through 14 for the Executive Compensation Committee's report.

     The Executive and Nominating Committee acts as surrogate for the Board by maintaining surveillance over operations and exercising the general powers of the Board when the Board is not in session. The Committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. This committee also constitutes the Board's Nominating Committee and in such capacity it proposes and considers suggestions as to candidates for membership on the Board, including a slate of directors for submission to the stockholders at the annual meeting. The Committee met ten times in 2000 and is expected to meet each month in 2001.

                                      (9)

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual retainer of $16,000, a $1,000 fee for each meeting attended of the Board and a $500 fee for each meeting attended of any committee thereof. Retainer and meeting fees are paid quarterly in arrears. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings. In addition to the regular retainer and meeting fees, the Company's nonemployee Chairman, Mr. Nolan, was paid $70,000 during 2000.

                            CERTAIN STOCK OWNERSHIP

     The following table and/or related text sets forth information, by the categories listed, concerning beneficial ownership of common stock of the Company at March 9, 2001 with respect to each director (including those nominated for reelection), each of the named executives listed in the "Summary Compensation Table" on pages 15 and 16 of this Proxy Statement, directors and officers as a group, and each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as 5 percent of the Company's common stock.

                                                Type of Ownership
                             -------------------------------------------------------
                                                                          Voting and
                                                                          investment
                              Personal,                                   power only,     Subject to
                              with full                        Spouse      and not         options               Percent of
                             voting and       Personal, as   and other    included in    exercisable            out standing
                              investing       beneficiary    household       other         within                (if greater
                                power         of trust(s)    members (1)   columns (2)    60 days      Total      than.9%)
                             -----------     -------------   ----------   -----------  ------------  ---------- ------------
O. H. Darling, Jr.                 1,000             ---            ---           ---           ---       1,000          ---
Rev. Christoph Keller, III.       44,365          65,080          3,027       197,003(3)        ---     309,475          2.6%
Alex Lieblong..............       40,000             ---            ---           ---           ---      40,000          ---
R. Madison Murphy..........       27,526         149,448         24,435       668,017(4)        ---     869,426          7.3%
Robert C. Nolan............      105,214          45,370(5)       1,500       208,337           ---     360,421          3.0%
Ron Pearce.................       24,700(6)          415            ---           ---        63,059      88,174
R. Hunter Pierson, Jr.            29,752             ---        115,575           ---           ---     145,327          1.2%
J. Thurston Roach..........        2,000             ---            ---           ---           ---       2,000          ---
John Shealy................        1,500             ---            ---           ---           ---       1,500          ---
Clefton D. Vaughan.........       10,143(6)        8,693            ---           ---        42,917      61,753          ---
W. Bayless Rowe............        6,946(6)        2,277            300           ---        36,500      46,023          ---
Jack R. McCray.............        3,250(6)          ---            ---           ---        12,750      16,000          ---
David V. Meghreblian.......        2,000(6)        2,975            ---           ---         9,500      14,475          ---

All directors together with
five named executives and
another officer
as a group                       300,261(7)      275,825        144,837     1,073,357       169,226   1,963,506        16.48%

___________

     /1/ Includes shares directly owned and shares owned as beneficiary of trust(s).

     /2/ Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer or director as well as sole or shared investment power. Shares reported by BancorpSouth, Inc., as described in numbered paragraph (2) below are not included in Messrs. Nolan's or Murphy's totals.

                                     (10)

     /3/ One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing "Personal, as beneficiary of trust(s)".

     /4/ Included in this total are 176,872 shares for which Mr. Murphy serves as Trustee for trusts whose beneficiaries are his siblings and their children and 57,211 shares held by a charitable foundation which Mr. Murphy heads. Beneficial ownership of such shares is expressly disclaimed. Also, included in this total are 430,928 shares held by a partnership whose general partner is a limited liability company for which Mr. Murphy is one of its members. Charles H. Murphy, Jr., whose holdings are described in numbered paragraph (1) below, is also a member of the limited liability company, and accordingly, to this extent listing of the shares is duplicated.

     /5/ Mr. Nolan is a potential beneficiary by virtue of membership in a class of beneficiaries, with the Trustee having sole authority to select class members to receive distribution of trust assets.

     /6/ Included are shares of "restricted stock" awarded on February 18, 1998 and February 16, 2000 pursuant to the Company's 1996 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Pearce 10,000 shares; Vaughan 6,300 shares; Rowe 6,300 shares; McCray 2,500 shares; and Meghreblian 2,000 shares.

     /7/  This total includes 28,600 shares of restricted stock.

     Persons or entities who have filed reports with the Company through February 14, 2001 pursuant to applicable SEC rules disclosing ownership of as much as 5 percent of the Company's common stock are as follows:

     (1) On November 11, 1998, C.H. Murphy, Jr., Suite 400, Union Bldg., El Dorado, Arkansas, filed a Schedule 13(G) report which disclosed that as of such date Mr. Murphy has sole voting and dispositive power as to 141,505 shares of the Company's common stock; and Mr. Murphy has shared voting and dispositive power as to 899,708 shares of the Company's common stock. Combined, these categories of shares represent 8.7 percent of the outstanding common stock of the Company as of March 9, 2001. Mr. Murphy is the father of Director R. Madison Murphy and the uncle of: Director Robert C. Nolan, Director Christoph Keller, III, and Director R. Hunter Pierson's spouse.

     (2) On February 13, 2001, BancorpSouth, Inc. (successor by merger to First United Bancshares, Inc.) One Mississippi Plaza, Tupelo, Mississippi, filed its
Schedule 13(G) report which disclosed that as of December 31, 2000 it had sole or shared voting and dispositive power as to 664,567 shares of the Company's common stock. These holdings represent 5.6 percent of the outstanding common stock of the Company as of March 9, 2001.

     (3) On February 1, 2001, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Memphis, Tennessee, filed Amendment No. 4 to its Schedule 13(G) report. Such report disclosed that as of December 31, 2000 Southeastern Asset Management, Inc. holds investment power as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,896,300 shares of the Company's stock. These holdings represent 15.9 percent of the common stock of the Company as of March 9, 2001.

                                     (11)

     (4) On February 5, 2001, Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) and ML Global Allocation Fund, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey, ("Merrill Lynch") filed its Schedule 13(G) report. Such report disclosed that as of December 31, 2000 Merrill Lynch holds shared voting and dispositive power as to 738,522 shares of the Company's stock. These holdings represent 6.2 percent of the common stock of the Company as of March 9, 2001.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws and regulations promulgated thereunder, the Company's directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company's common stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s and amendments thereto during fiscal year 2000 and Form 5s and amendments thereto with respect to such year, each of the Company's directors and executive officers satisfied their filing requirements for fiscal 2000.

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee ("the Committee") reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. In addition, the Committee specifically reviews the performance levels of Deltic's officers and determines base salaries and incentive awards for such executive officers, and also the compensation of Deltic's nonemployee Chairman. During 2000 the Committee was comprised of five independent, nonemployee directors elected by the Board of Directors. In 2000, the Committee met once on February 16, 2000. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and its actions during 2000.

     A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company's executives is closely linked to the Company's business performance and attainment of strategic objectives as established by the Board. The Committee's compensation programs seek to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company's success.

     The three main elements of Deltic's compensation program are base salary, annual bonus and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives are directly linked to the performance of Deltic's common stock and, therefore, to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic's human resource department.

     Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries

                                     (12)
are reviewed annually and adjusted as appropriate to reward performance and maintain a competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee and/or an individual's contributions are recognized as exceptional by the Committee. Participation in the annual bonus program is based on job level and is intended to reward individuals who are capable of having a significant impact on the Company's performance. Communication of the applicable performance measure is promptly made to each participant after it has been determined by the Committee.

     The Company's 1996 Stock Incentive Plan ("1996 SIP") vests with the Committee the authority to award incentive and nonqualified stock options, stock appreciation rights and restricted stock. Such awards are intended under the 1996 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and providing for the acquisition of an ownership interest in the Company by those employees upon whose judgement, interest, and special effort the successful conduct of its operations is largely dependent. The 1996 SIP establishes an aggregate and annual number of shares which may be issued, sets a limit on the percentage of restricted stock which may be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards.

                            2000 Committee Actions

     At its February meeting, the Committee acted in regard to each of the Company's three main elements of compensation. First, the Committee determined that each objective aspect of the 1999 performance measure which had been established under the Company's Annual Incentive Compensation Plan had been met. These aspects of the measure were earnings before net interest and taxes compared to the Company's budget, and growth in the return on capital employed
(ROCE) by the Company during the year. The remaining portion of the measure established by the Committee was its assessment of individual performance during the year. The Committee noted that significant progress had been made on several important strategic areas during the year, including growth to the Company's asset base through additional timberland acquisitions, including successful conclusion of a tax-efficient exchange of nonstrategic timberland for land with better site indices and stocking levels, and completion of a common stock repurchase program. The Committee also noted a 29 percent increase for the year in net income and 59 percent increase in operating income. The Committee accordingly determined to award cash bonus awards to participants under the plan in amounts ranging from 83 percent of the target award to 150 percent of the target award. Most of the awards made were at the 150 percent of target level, except where applicable business segment performance merited consideration of a decrease. Even though the actual determination and the resulting payments were made in early 2000, the Committee recognized that the rewards were based on 1999 performance and instructed the Company's Secretary to include such amounts as may be applicable in the Summary Compensation Table of the Company's Proxy Statement for last year's Annual Stockholders' Meeting. The Committee next considered an appropriate performance measure to be applicable for 2000 under the Annual Incentive Compensation Plan. After discussion, the Committee decided that the measure for earning a bonus under the Annual Incentive Compensation Plan for 2000 would be based 50 percent on improvement in the return on capital employed ("ROCE") by the Company, 25 percent on earnings before net interest and taxes measured against the Company's budget and 25 percent on individual performance and contributions. Such measure was made applicable for all plan participants.

     Also at its February meeting, the Committee addressed the following matters. Awards of stock options under the 1996 SIP were considered and made. Each stock option under this category

                                     (13)
was priced at the fair market value on the date of grant ($22.0625 per share) and will become exercisable as to one-half of its shares one year from the date of grant and exercisable as to the remaining one-half, three years after the date of grant. Subject to various conditions, each option has a term of ten years from the date of grant and will expire after such time. Each of the stock options awarded in 2000 was designated a nonqualified stock option. A representative of a reputable compensation consulting firm prepared materials which were discussed by the Committee on directions and trends of stock incentive awards among publicly owned companies in the forest products industry and from the consultant's much larger data base of other companies. The Committee considered such information useful to its objective of attracting and retaining individuals of outstanding ability for the Company, but also recognized that the Company has unique characteristics including its size and the location, extent and nature of its operations.

     The Committee noted an initial award of restrictive stock was made in 1998 and that no restrictive stock was awarded in 1999. The Committee considered grants of restrictive stock and after discussion awarded a total of 21,400 shares to nine individuals with the understanding that additional restrictions, conditions and performance measures may be attached to future awards. Ownership of the restrictive stock awarded in 2000 will vest four years after the date of grant if the recipients have remained employed with the Company throughout such period or prorated should the recipient die or cease employment due to retirement. During the pendency of the vesting period, the recipients are entitled to vote such shares and receive dividends which may be declared for all common stock. At vesting, the employees will be reimbursed an amount which represents the income tax liability arising from the award of the restrictive stock. As was the case in prior years the Committee discussed the concept of stock ownership guidelines for participants in the 1996 SIP and reviewed the ownership of Company stock by certain participants. The Committee determined such ownership was appropriate and that a formal guideline was not necessary at this time.

     The Committee also addressed 2000 base salary compensation for the Company's executive officers as well as compensation for the Company's nonemployee Chairman. As to Ron L. Pearce, the Company's President and Chief Executive Officer, the Committee increased Mr. Pearce's base salary 8.3 percent from $240,000 to $260,000. The Committee based its action after reviewing the Company's financial and operating performance in 1999, which included an increase in net income over the prior year, the respective performance of each of the Company's business segments, and progress toward achievement of strategic objectives established by the Company's Board of Directors. The Committee also reviewed the compensation of the Company's nonemployee Chairman and acted to increase the Chairman's annual retainer by $10,000 to $70,000.

                            Respectfully submitted,
                       Executive Compensation Committee

   R. Madison Murphy, Chairman  Alex R. Lieblong Reverend Christoph Keller, III
                        R. Hunter Pierson             William L. Rosoff /(1)/

/(1)/ Mr. Rosoff participated in all Committee decisions and actions during 2000, but resigned as a director of the Company in October 2000. Mr. Roach was elected a member of the Committee effective December 18, 2000, but did not participate in the Committee meeting held in 2000.

                                     (14)

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     There were no committee interlocks. Messrs. Murphy, Pierson, Keller and Nolan are related by blood and/or marriage as described in the "Certain Relationships and Related Transactions" section supra. Such section also describes applicable related transactions.

                            EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation for the Company's President and Chief Executive Officer and the four other most highly compensated executives of the Company at the end of 2000:

                          Summary Compensation Table

                                                                       Long-Term
                                                                 Compensation Awards    All
                                                                 -------------------
                                                              Restricted  Securities   Other
                                                                Stock     Underlying  Compen-
                                            Salary    Bonus     Awards     Options    sation
Name and Principal Position       Year      ($)(1)   ($)(2)     ($)(3)       (#)      ($)(4)
---------------------------    ----------  -------   -------   -------     -------    ------
Ron L. Pearce                     2000     260,000    95,600   132,375      16,500    10,597
President and Chief               1999     240,000   180,000       ---      17,500     9,624
Executive Officer                 1998     215,000    53,750   112,120      12,000     5,375

Clefton D. Vaughan                2000     194,000    57,000    83,838      10,000    10,546
Vice President, Finance           1999     180,000    94,500       ---      11,000     9,624
and Administration and            1998     162,000    27,000    70,075       8,000     3,773
Treasurer

W. Bayless Rowe                   2000     182,000    55,300    83,838       9,000     9,946
Vice President, General           1999     170,000    89,250       ---      10,000     8,695
Counsel and Secretary             1998     155,000    23,000    70,075       7,000     6,668

Jack R. McCray                    2000     129,080    19,000    33,094       4,000     7,208
General Manager, Real             1999     124,400    33,900       ---       4,500     6,643
Estate & Vice President,          1998     118,086    18,000    28,030       3,500     4,094
Chenal Properties, Inc.

David V. Meghreblian              2000     128,000    31,600    33,094       4,000     7,158
Vice President, Operations        1999     105,500    31,650       ---       4,000     5,895
                                  1998      95,600    10,000    14,015       3,000     4,160

     /1/ Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.

     /2/ Bonuses were awarded and paid by Deltic after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, Deltic reports bonuses as a component of compensation for the prior year.

     /3/ The value of restricted stock awards is determined by multiplying the number of shares times the fair market value on date of grant ($28.03 per share for 1998 and $22.0625 per share

                                     (15)
for 2000). Dividends on common stock will also be paid on restrictive stock. Being the only restricted stock awards to date, each individual's aggregate holdings is the sum of the amounts listed.

     /4/ The total amounts shown in this column for 2000 consist of the following: Mr. Pearce: $9,747 -- Company contributions to defined contribution and excess thrift plan; $850--Benefit attributable to company paid term life insurance policy. Mr. Vaughan: $9,696 -- Company contributions to defined contribution and excess thrift plan; $850--Benefit attributable to company paid term life insurance policy. Mr. Rowe: $9,096--Company contributions to defined contribution and excess thrift plan; $850--Benefit attributable to company paid term life insurance policy. Mr. McCray: $6,460--Company contribution to defined contribution and excess thrift plan; $748--Benefit attributable to company paid term life insurance policy. Mr. Meghreblian: $6,404--Company contribution to defined contribution plan and excess thrift plan; $754--Benefit attributable to company paid term life insurance policy.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes options granted during fiscal 2000 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date.

                                                                            Potential realizable
                                                                              value at assumed
                                                                            annual rates of stock
                                                                            price appreciation for
                               Individual Grants (1)                             option term
--------------------------------------------------------------------------------------------------
                            Number of       Percent of
                            Securities     Total Options
                            Underlying      Granted In      Exercise   Expiration
 Name                     Options Granted   Fiscal Year     Price($)     Date     5%($)     10%($)
--------------------------------------------------------------------------------------------------
Ron L. Pearce                16,500           23.4%         22.0625   02/16/10   228,937   580,172

Clefton D. Vaughan           10,000           14.2%         22.0625   02/16/10   138,750   351,619

W. Bayless Rowe               9,000           12.8%         22.0625   02/16/10   124,875   316,457

Jack R. McCray                4,000            5.7%         22.0625   02/16/10    55,500   140,648

David V. Meghreblian          4,000            5.7%         22.0625   02/16/10    55,500   140,648

All Stockholders (2)                                          444,846,046 (5%)   708,342,983  (10%)

     /1/ These options were granted by the Board of Directors' Executive Compensation Committee on February 16, 2000. The option price of $22.0625 was derived from the average of the high and low stock price on the date of grant. One half of the option shares becomes exercisable one year from the date of their grant, and the other one half becomes exercisable three years from the date of their grant. If a "change in control" of the Company occurs, the options become exercisable in full. For this purpose, "change in control" means: Deltic is no longer an independent publicly owned corporation or sells or disposes of all or substantially all of its assets; one third or more of the Company's incumbent Directors were not Directors three years earlier, or elected or nominated with the approval of a majority of the Directors who were

                                     (16)
in office three years earlier; or, a person becomes the beneficial owner of 15 percent or more of Deltic's voting power through a tender offer. The actual value, if any, of the stock options depends on whether the stock price at exercise is greater than the option price, as well as the recipient's continued employment through the three-year vesting period.

     /2/ The potential realizable value for all Stockholders represents the aggregate value at the expiration date of the stock options awarded in 2000 of all Common Stock outstanding as of February 16, 2000 (the date of awards of employee stock options) which then had a value of $273,096,884. The potential realizable value assumes the same rates of appreciation used to calculate the potential realizable value of shares subject to stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUE TABLE

     There were no stock option exercises during fiscal 2000. The following table summarizes the value at December 31, 2000, of all the shares subject to options granted to the named executives of the Company.

                                        Shares Underlying                 Value of Unexercised
                                        Unexercised Options                In-the-Money Options
                                    Held at December 31, 2000             Held at December 31, 2000(1)
----------------------------------------------------------------------------------------------------------

             Name                     Exercisable    Unexercisable     Exercisable     Unexercisable
                                                                           $                $
----------------------------------------------------------------------------------------------------------
          Ron L. Pearce                 48,809          31,250         134,297            29,989

          Clefton D. Vaughan            32,421          19,500          26,669            18,175

          W. Bayless Rowe               23,433          17,567          76,006            16,358

          Jack R. McCray                 9,000           8,000          25,038             7,270

          David V. Meghreblian           6,000           7,500           1,731             7,270

          1 Represents the closing price for Deltic common stock on December 31, 2000 of $23.88 less the exercise price for all outstanding exercisable and unexercisable in-the-money stock options.

                               PERFORMANCE GRAPH

The following graph compares the cumulative total returns for Deltic's common stock, the Standard & Poor's Small Cap 600 Index and the Standard & Poor's Paper
& Forest Products   Index for the period January 2, 1997 (the first day of
regular public trading of Deltic's common stock) through December 31, 2000. The Company believes because it does not own and operate

                                     (17)
paper manufacturing facilities and its market capitalization is significantly smaller than most firms included within the industry index, that it may in the future be able to determine a more appropriate industry peer group as more timber focused companies become publicly traded. The graph assumes an investment on January 2, 1997 of $100 in each of Deltic's common stock, the stocks comprising the Standard & Poor's Small Cap 600 Index and the stocks of the Standard & Poor's Paper & Forest Products Index, and that all paid dividends were reinvested.


                           [Cumulative Total Return]
                                   [GRAPHIC]


     Assumes $100 was invested on December 31, 1996.
     Total return assumes monthly reinvestment of dividends.


                                 01/02/97   12/31/97   12/31/98    12/31/99   12/31/00
Deltic Timber Corporation      $  100.00   $ 127.67  $   96.09   $  104.25    $115.14
S&P Small Cap 600                 100.00     125.58     123.95      139.32     155.76
S&P Paper & Forest Products       100.00     107.22     109.35      152.90     125.21

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company's chief executive officer and its four other most highly compensated executive officers to $1 million per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during 2000 and is not expected to have such in 2001. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company's compensation philosophy, may recommend in the future that actions be taken to maximize the amount of compensation expense that is deductible to the Company.

                                     (18)

                                RETIREMENT PLANS

     Effective upon the spin off, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at age 65, under Deltic Timber Corporation's Retirement Plan at December 31, 2000 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                               Pension Plan Table

                                                Years of Service
                    ----------------------------------------------------------------------
Remuneration (1)       15        20          25            30           35           40
----------------    --------  --------    ---------     --------     --------     --------
  $100,000          $ 24,000  $ 32,000     $ 40,000     $ 48,000     $ 56,000     $ 64,000
   150,000            36,000    48,000       60,000       72,000       84,000       96,000
   200,000            48,000    64,000       80,000       96,000      112,000      128,000
   250,000            60,000    80,000      100,000      120,000      140,000(2)   160,000(2)
   300,000            72,000    96,000      120,000      144,000(2)   168,000(2)   192,000(2)
   350,000            84,000   112,000      140,000(2)   168,000(2)   196,000(2)   224,000(2)
   400,000            96,000   128,000      160,000(2)   192,000(2)   224,000(2)   256,000(2)
   450,000           108,000   144,000(2)   180,000(2)   216,000(2)   252,000(2)   288,000(2)
   500,000           120,000   160,000(2)   200,000(2)   240,000(2)   280,000(2)   320,000(2)

     A portion of the benefits shown above would be paid under the Company's Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

     The credited years of service for Messrs. Pearce, Vaughan, Rowe, McCray, and Meghreblian are nine years, four years, twenty-three years, eleven years and eleven years respectively.

     /1/ During 2000, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $170,000.

     /2/ Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2000, the maximum benefit allowable was $135,000, and for 2001 the maximum benefit allowable is $140,000.


                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                            (ITEM 2 ON PROXY CARD)

     The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of its action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2001. KPMG LLP has been serving as the Company's independent auditors for the past four years. The firm has advised the Company that

                                     (19)
its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

     In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2001 will be permitted to stand unless the Board finds other good reason for making a change.

                         REPORT OF THE AUDIT COMMITTEE

     From its beginning as a public owned company at the end of 1996, the Company has had an Audit Committee composed entirely of non-management directors. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange. In 2000, the Committee met five times. From its creation, our Audit Committee has followed the substance of the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees in its role of overseeing financial reporting and internal control matters. The Committee developed a written charter outlining the practices it follows which was approved and adopted by the Company's Board of Directors on April 27, 2000. A copy of the charter is attached as Appendix I to this proxy statement.

     During the year 2000, at each of its meetings, the Committee met with senior members of the Company's financial management team, including our internal auditor, the Company's General Counsel and our independent auditors. The Committee's agenda is established by the Committee's chairman. The Committee had private sessions, at each of its meetings, with the Company's independent auditors and, separately, with the internal auditor, at which candid discussions of financial management, accounting and internal control issues took place.

     The Committee recommended to the Board of Directors the engagement of KPMG LLP as our independent auditors and reviewed with the Company's financial managers, the independent auditors, and the internal auditor, overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting.

     Management has reviewed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

                                     (20)

      The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2000 was compatible with the auditors' independence.

      In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee does not complete its review prior to the Company's public announcements of financial results, and necessarily, in its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

      In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                            Respectively Submitted,
                                Audit Committee

      John C. Shealy, Chairman Reverend Christoph Keller, III O. H. Darling, Jr.
        R. Hunter Pierson, Jr.   William L. Rosoff /(1)   J. Thurston Roach

/(1)/ Mr. Rosoff participated in Committee decisions and actions during 2000, but resigned as a director of the Company in October 2000. Mr. Roach was elected a member of the Committee effective December 18, 2000, did not participate in the Committee meetings held in 2000 but did participate in the meeting held February 28, 2001 at which time the audited financial statements were approved for distribution and filing.


                             AUDIT AND OTHER FEES

      For the year 2000, the Company paid KPMG LLP approximately $89 thousand in audit fees and $294 thousand in other fees. Approximately 70 percent of the other fees amount was related to the final payment for assistance in the design and implementation of a subsidiary restructuring project commenced during 1999 and completed early last year. The remainder of other fees paid during 2000 was for income tax consulting services (including like-kind exchange issues), an 11-K audit of Company benefit plans and research on various accounting issues.

                                     (21)

                   OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the 2001 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.

     The above Notice and Proxy Statement are sent by Order of the Board of Directors.

                                    W. Bayless Rowe
                                    Secretary

                                     (22)

                                  APPENDIX 1

                           DELTIC TIMBER CORPORATION
           Charter of the Audit Committee of the Board of Directors

                                 Organization

This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Charter by the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise. The Committee shall meet a minimum of four times each year, and as often as is deemed necessary to discharge its duties.

                              Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and financial reporting process, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditor and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

                        Responsibilities and Processes

The primary responsibility of the Audit Committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and regulatory compliance on behalf of the Board and to report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

                                     (23)

The following shall be the principal recurring processes of the Audit Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

 .    The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's stockholders. The Committee shall have the responsibility to evaluate and, where appropriate, recommend to the Board the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to stockholders' approval.

 .    The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and compliance programs. In addition to meetings of Committee members only, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

 .    The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

 .    The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgement about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, the clarity of the disclosures in the financial statements, and whether management's choices of accounting principles are common practices or minority practices. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

 .    The Committee shall prepare on an annual basis a report to the Company's stockholders which shall be included in the Company's Annual Report, Proxy Statement, or Form 10-K as may be required by applicable rules and regulations of the Securities and Exchange Commission.

                                     (24)

--------------------------------------------------------------------------------

                                                                           PROXY

[LOGO OF DELTIC]
                           DELTIC TIMBER CORPORATION
   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 26, 2001

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ron L. Pearce, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 26, 2001, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

     IMPORTANT - This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                  ---
NOMINEES LISTED ON THE REVERSE SIDE, AND FOR ITEM 2.
                                         ---

                                                     (Continued on reverse side)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                     DELTIC TIMBER CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ()

[                                                                                                                                 ]

The Board of Directors Recommends a Vote "FOR" Each of the Listed Items.
1. Election of Directors -                                       FOR    WITHHOLD
   Nominees:                                                     ALL      ALL       FOR ALL (Except Nominee(s) written below)
   01 R. Hunter Pierson, Jr.    02 J. Thurston Roach             ()       ()          ()
   03 John C. Shealy                                                                    --------------------------------------------

2. Ratify the appointment of KPMG LLP as auditors.               FOR    AGAINST    ABSTAIN
                                                                 ()       ()         ()
-------------------------------------------------------------------------------------     DATED:______________________________, 2001

                                                                                        -------------------------------------------

                                                                                        -------------------------------------------
                       THIS SPACE RESERVED FOR ADDRESSING                               Signature of stockholder(s)
                            (key lines do not print)
                                                                                        Please sign exactly as your name or
                                                                                        names appear hereon. For joint accounts,
                                                                                        each owner should sign. When signing as
                                                                                        executor, administrator, attorney, trustee
                                                                                        or guardian, etc., please give full title.
-------------------------------------------------------------------------------------   Please return promptly

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                                      YOUR VOTE IS IMPORTANT.

                                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                                              USING THE ENCLOSED POSTMARKED ENVELOPE.